Exhibit 4.30

 EXECUTION VERSION

Dated      4 March 2025

PERFORMANCE SHIPPING INC.
 as Guarantor

-and-

HUICAN (TIANJIN) SHIPPING LEASING CO., LTD.
as Owner

GUARANTEE

relating to a Bareboat Charter in respect of one (1) product tanker with hull number H1596 dated 24 October 2024

WATSON FARLEY
&
WILLIAMS

	INDEX
Clause		Page

1	INTERPRETATION	1

2	GUARANTEE	2

3	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR	3

4	EXPENSES	5

5	ADJUSTMENT OF TRANSACTIONS	5

6	PAYMENTS	5

7	INTEREST	6

8	ENFORCEMENT	6

9	REPRESENTATIONS AND WARRANTIES	6

10	UNDERTAKINGS	8

11	FINANCIAL COVENANTS	11

12	JUDGMENTS AND CURRENCY INDEMNITY	13

13	SET-OFF	13

14	SUPPLEMENTAL	13

15	ASSIGNMENT	15

16	NOTICES	15

17	INVALIDITY OF LEASING DOCUMENTS	16

18	CONFIDENTIALITY	16

19	INCORPORATION OF BAREBOAT CHARTER PROVISIONS	17

20	GOVERNING LAW AND ARBITRATION	17

SCHEDULE 1	FORM OF COMPLIANCE CERTIFICATE	19

EXECUTION PAGE		20

THIS GUARANTEE is made on          4 March 2025    .

BETWEEN

(1)
PERFORMANCE SHIPPING INC., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands with registration number 38911 whose registered address is atTrust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Guarantor”); and

(2)
HUICAN (TIANJIN) SHIPPING LEASING CO., LTD., a corporation incorporated under the laws of the People’s Republic of China and whose registered office is Room 202, No. 6262, Aozhou Road, (Dongjiang Comprehensive Free Trade Zone), Tianjin Pilot Free Trade Zone (No. 10214, Dongjiang Business Secretary Service Co., Ltd. Free Trade Zone) (the “Owner”, which expression includes its successors and assigns).

BACKGROUND

(A)
By a memorandum of agreement dated   4 March 2025   {as amended and supplemented from time to time, the “Initial MOA”) and made between (i) Sri Lanka Shipping Company Inc. (the “Bareboat Charterer”) as sellers and (ii) Mustique Shipping Company Inc. of the Republic of the Marshall Islands (the “Sellers”) as buyers, the Bareboat Charterer has agreed to sell and deliver and the Sellers has agreed to purchase and accept the legal and beneficial title of the Vessel pursuant to the terms and conditions contained therein.

(B)
By a memorandum of agreement dated   24 October 2024    (as amended and supplemented from time to time, the “MOA”) and made between (i) the Sellers as sellers and (ii) the Owner as buyers, the Sellers has agreed to sell and deliver and the Owner has agreed to purchase and accept the legal and beneficial title of the Vessel pursuant to the terms and conditions contained therein.

(C)
By a bareboat charterparty dated    24 October 2024    (with all its annexes and side letters and as further amended and supplemented from time to time, collectively, the “Bareboat Charter”) and made between (i) the Bareboat Charterer as bareboat charterers and (ii) the Owner as owners, the Owner has agreed to bareboat charter the Vessel to the Bareboat Charterer pursuant to the terms and conditions contained therein.

(D)	It is one of the conditions precedent to the chartering of the Vessel by the Owner to the Bareboat Charterer under the Bareboat Charter that the Guarantor enters into this Guarantee.

(E)	This Guarantee is the Guarantee referred to in the Bareboat Charter.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Defined expressions. Words and expressions defined in the Bareboat Charter shall have the same meanings when used in this Guarantee unless the context otherwise requires.

1.2	Construction of certain terms. In this Guarantee:

“bankruptcy” includes a liquidation, receivership or administration and any form of suspension of payments, arrangement with creditors or reorganisation under any corporate or insolvency law of any country.

“Compliance Certificate” means a certificate in the form set out in Schedule 1 (Form of Compliance Certificate) or in any other form agreed between the Guarantor and the Owner.

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“FATCA” means:

(a)	sections 1471 to 1474 of the Code or any associated regulations;

(b)
any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of any law or regulation referred to in paragraph (a) above; or

(c)
any agreement pursuant to the implementation of any treaty, law or regulation referred to in paragraphs (a) or (b) above with the IRS, the US government or any governmental or taxation authority in any other jurisdiction.

“FATCA Deduction” means a deduction or withholding from a payment under this Guarantee required by or under FATCA.

“FATCA Exempt Party” means a Party that is entitled under FATCA to receive payments free from any FATCA Deduction.

“IRS” means the United States Internal Revenue Service or any successor taxing authority or agency of the United States government.

“Party” means a party to this Guarantee.

“Secured Liabilities” means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Bareboat Charterer to the Owner under or in connection with any Leasing Documents or any judgment relating to any Leasing Documents and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country.

“Security Period” means the period commencing on the date hereof and ending on the date on which the Owner is satisfied that the Secured Liabilities have been irrevocably and unconditionally paid and discharged in full in accordance with the terms of the Bareboat Charter and the other Leasing Documents.

2	GUARANTEE

2.1	Guarantee and indemnity. The Guarantor unconditionally and irrevocably:

(a)	guarantees the due payment of all amounts payable by the Bareboat Charterer under or in connection with the Leasing Documents (or any of them) to which it is a party;

(b)	guarantees the punctual performance by the Bareboat Charterer of all its obligations under or in connection with the Leasing Documents (or any of them) to which it is a party;

(c)
undertakes to pay to the Owner, immediately on the Owner’s demand as if it was the principal obligor, any such amount which is not paid by the Bareboat Charterer when due and payable under or in connection with the Leasing Documents (or any of them) to which the Bareboat Charterer is a party; and

(d)
undertakes to fully indemnify, as an independent and primary obligation, the Owner immediately on its demand in respect of all claims, expenses, liabilities, costs and losses which are made or brought against or incurred by the Owner as a result of or in connection with any obligation or liability of the Bareboat Charterer under the Leasing Documents to which the Bareboat Charterer is a party and/or any obligation or liability guaranteed by the Guarantor being or becoming unenforceable, invalid, void or illegal; and the amount recoverable under this indemnity shall be equal to the amount which the Owner would otherwise have been entitled to recover under the Leasing Documents to which the Bareboat Charterer is a party.

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2.2	No limit on number of demands. The Owner may serve more than one demand under Clause 2.1 (Guarantee and indemnity).

2.3	Guarantee of whole amount.

This Guarantee shall be construed and take effect as a guarantee of all amounts due to the Owner under the Leasing Documents (or any of them) to which the Bareboat Charterer is a party.

3	LIABILITY AS PRINCIPAL AND INDEPENDENT DEBTOR

3.1
Principal and independent debtor. The Guarantor shall be liable under this Guarantee as a principal and independent debtor and accordingly it shall not have, as regards this Guarantee, any of the rights or defences of a surety.

3.2
Waiver of defences.  The obligations of the Guarantor under this Guarantee and in respect of any Leasing Document will not be affected or discharged by an act, omission, matter or thing which, but for this Clause 3.2 (Waiver of defences), would reduce, release or prejudice any of its obligations under this Guarantee or in respect of any Security Interest created or intended to be created by any of the Leasing Documents (without limitation and whether or not known to it or the Owner) including without limitation:

(a)	any time, waiver or consent granted to, or composition with, the Bareboat Charterer or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, take up or enforce, any rights against, or security over assets of, the Bareboat Charterer or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of the Bareboat Charterer or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Leasing Document or any other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Leasing Document or any other document or security; or

(g)	any insolvency or similar proceedings.

3.3
Reinstatement. If any discharge, release or arrangement (whether in respect of the obligations of the Bareboat Charterer or any security for those obligations or otherwise) is made by the Owner in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the Guarantor under this Guarantee will continue or be reinstated as if the discharge, release or arrangement had not occurred.

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3.4
Immediate recourse. The Guarantor waives any right it may have of first requiring the Owner to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Leasing Document or to enforce any Security Interest) before claiming or commencing proceedings under this Guarantee. This waiver applies irrespective of any law or any provision of a Leasing Document to the contrary.

3.5	Appropriations

Until all amounts which may be or become payable by the Bareboat Charterer under or in connection with the Leasing Documents have been irrevocably paid in full, the Owner (or any trustee or agent on its behalf) may:

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by the Owner (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the Guarantor or on account of the Guarantor’s liability under this Guarantee.

3.6	Deferral of Guarantor’s rights

All rights which the Guarantor at any time has (whether in respect of this Guarantee, a mortgage or any other transaction) against the Bareboat Charterer, any other Obliger or their respective assets shall be fully subordinated to the rights of the Owner under the Leasing Documents and until the end of the Security Period and unless the Owner otherwise directs, the Guarantor will not exercise any rights which it may have (whether in respect of any Leasing Document to which it is a party or any other transaction) by reason of performance by it of its obligations under the Leasing Documents or by reason of any amount being payable, or liability arising, under this Guarantee:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any third party providing security for, or any other guarantor of, any Obligor’s obligations under the Leasing Documents;

(c)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Owner under the Leasing Documents or of any other guarantee or security taken pursuant to, or in connection with, the Leasing Documents by the Owner;

(d)
to bring legal or other proceedings for an order requiring any Obliger to make any payment, or perform any obligation, in respect of which the Guarantor has given a guarantee, undertaking or indemnity under Clause 2.1 (Guarantee and indemnity);

(e)	to exercise any right of set-off against any Obligor; and/or

(f)	to claim or prove as a creditor of any Obliger in competition with the Owner.

If the Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Owner by the Obliger under or in connection with the Leasing Documents to be repaid in full on trust for the Owner and shall promptly pay or transfer the same to the Owner, for application in accordance with clause 54A of the Bareboat Charter.

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3.7	Additional security. This Guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by the Owner.

3.8	Guarantor Intent.

Without prejudice to the generality of Clause 3.2 (Waiver of defences), the Guarantor expressly confirms that it intends that this Guarantee and any Security Interest created by it under any Leasing Document shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Leasing Documents.

4	EXPENSES

4.1
Costs of preservation of rights, enforcement etc. The Guarantor shall pay to the Owner on its demand the amount of all expenses (including, without limitation, out of pocket expenses and legal fees) incurred by the Owner in connection with the enforcement of, or the preservation of any rights under this Guarantee or any other Leasing Document, including any advice, claim or proceedings relating to this Guarantee or any other Leasing Document.

4.2
Fees and expenses payable under Leasing Documents. Clause 4.1 (Costs of preservation of rights, enforcement etc.) is without prejudice to the Guarantor’s liabilities in respect of the Bareboat Charterer’s obligations under clause 41 (fees and expenses) of the Bareboat Charter and under similar provisions of any other Leasing Documents.

5	ADJUSTMENT OF TRANSACTIONS

5.1
Reinstatement of obligation to pay. The Guarantor shall pay to the Owner on its demand any amount which the Owner is required, or agrees, to pay pursuant to any claim by, or settlement with, a trustee in bankruptcy of any other Obligor on the ground that any Leasing Document to which that Obligor is a party, or a payment by that Obligor relating to any Leasing Document, was invalid or on any similar ground.

6	PAYMENTS

6.1	Method of payments. Any amount due under this Guarantee shall be paid:

(a)	in immediately available funds;

(b)	to such account as the Owner may from time to time notify to the Guarantor;

(c)	without any form of set-off, cross-claim or condition; and

(d)	free and clear of any tax deduction or withholding for or on account of any tax payable except a tax deduction or withholding which the Guarantor is required by law to make.

6.2
Grossing-up for taxes. If the Guarantor is required by law to make a tax deduction, the amount due to the Owner shall be increased by the amount necessary to ensure that the Owner receives and retains a net amount which, after the tax deduction, is equal to the full amount that it would otherwise have received.

6.3	In this Clause “tax deduction” means any deduction or withholding for or on account of any present or future tax, other than a FATCA Deduction.

6.4	Indemnity and evidence of payment of taxes.

(a)
The Guarantor shall fully indemnify the Owner on the Owner’s demand in respect of all claims, expenses, liabilities and losses incurred by the Owner by reason of any failure of the Guarantor to make any tax deduction or by reason of any increased payment not being made on the due date for such payment in accordance with Clause 6.2 (Grossing-up for taxes).

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(b)
Within twenty (20) Business Days after making tax deduction, the Guarantor shall deliver to the Owner any receipts, certificates or other documentary evidence satisfactory to the Owner that the tax had been paid to the appropriate taxation authority.

7	INTEREST

7.1
Accrual of interest. Any amount due under this Guarantee shall carry interest following the date on which the Owner demands payment of it until it is actually paid, unless interest on that same amount also accrues under the relevant Leasing Document.

7.2	Calculation of interest. Interest under this Guarantee shall be calculated and accrue in the same way as interest under clause 36.9 of the Bareboat Charter, as applicable.

7.3	Guarantee extends to interest payable under Leasing Documents. For the avoidance of doubt, it is confirmed that this Guarantee covers all interest payable under the Leasing Documents.

8	ENFORCEMENT

8.1
No requirement to commence proceedings against any other Obligor. The Owner will not need to commence any proceedings under, or enforce any Security Interest created by any other Leasing Document before claiming or commencing proceedings under this Guarantee.

8.2	Conclusive evidence of certain matters. As against the Guarantor:

(a)	any judgment or order of a court in any Relevant jurisdiction or award of an arbitration tribunal in London in connection with Bareboat Charter; and

(b)	any statement or admission of the Bareboat Charterer in connection with the Bareboat Charter,

shall be binding and conclusive as to all matters of fact and law to which it relates.

8.3
Suspense account.  The Owner may, for the purpose of claiming or proving in an insolvency of the Bareboat Charterer, place any sum received or recovered under or by virtue of this Guarantee on a separate interest bearing suspense or other nominal account without applying it in satisfaction of the Bareboat Charterer’s or Guarantor’s obligations under any Leasing Document.

9	REPRESENTATIONS AND WARRANTIES

9.1	General. The Guarantor represents and warrants to the Owner, as at the date of this Guarantee and throughout the Security Period, as follows.

9.2	Status.

(a)	The Guarantor is duly incorporated and validly existing and, if applicable, in good standing under the laws of the Republic of the Marshall Islands.

(b)	The Guarantor is not a US Tax Obligor and has not established a place of business in the United States of America.

9.3	Corporate power. The Guarantor has the corporate capacity, and has taken all corporate actions and obtained all consents, approvals, authorisations, licenses or permits necessary for it:

(a)	to execute this Guarantee or any other Leasing Document to which it is a party; and

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(b)	to make all the payments contemplated by, and to comply with and perform its obligations under this Guarantee or any other Leasing Document to which it is a party.

9.4
Consents in force. All the consents, approvals, authorisations, licenses or permits referred to in Clause 9.3 (Corporate power) remain in force and nothing has occurred which makes any of them liable to revocation.

9.5
Legal validity. This Guarantee and the other Leasing Documents to which it is a party constitute the Guarantor’s legal, valid and binding obligations enforceable against the Guarantor in accordance with their terms subject to any relevant insolvency laws affecting creditors’ rights generally.

9.6
No third party Security Interests. Without limiting the generality of Clause 9.5 (Legal validity), at the time of the execution and delivery of this Guarantee and any other Security Document to which the Guarantor is a party:

(a)	the Guarantor will have the right to create all the Security Interests which the Security Document purports to create; and

(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

9.7
No conflicts. The entry into and performance by the Guarantor of this Guarantee and the other Leasing Document to which it is a party and the transactions contemplated by, each Leasing Document to which it is a party do not and will not conflict with:

(a)	any law or regulation applicable to it; or

(b)	the constitutional documents of the Guarantor; or

(c)	any agreement or instrument binding upon it or constitute a default or termination event (however described) under any such agreement or instrument.

9.8
No withholding taxes. All payments which the Guarantor is liable to make under this Guarantee and the other Leasing Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any laws of its jurisdiction of incorporation.

9.9
No default. No Termination Event or Potential Termination Event is continuing or might reasonably be expected to result from the entry into and performance of this Guarantee or any other Leasing Document.

9.10
Information. All information which has been provided in writing by or on behalf of the Guarantor to the Owner in connection with any Leasing Document satisfies the requirements of Clause 10.2 (Information provided to be accurate); all audited and unaudited accounts which have been so provided satisfies the requirements of Clause 10.4 (Form of financial statements); and there has been no material adverse effect in the financial position or state of affairs of the Guarantor from that disclosed in the latest of those accounts.

9.11
No litigation. No legal or administrative action involving the Guarantor which involves claim(s) amounting in aggregate to more than US$5,000,000 or which has or is likely to have a Material Adverse Effect (other than those publicly known and available prior to the execution of this Guarantee and the Bareboat Charter) has been commenced or taken.

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9.12	Sanction.

(a)
The Guarantor and each other Obligor and their respective Affiliates, and as at the date of this Guarantee, their respective directors, officers, employees and agents are in compliance with all Sanctions laws.

(b)	Neither the Guarantor nor any other Obligors or their respective Affiliates, and as at the date of this Guarantee, none of their respective directors, officers, employees or agents:

(i)	is a Restricted Person;

(ii)	is owned or controlled by or acting directly or indirectly on behalf of or for the benefit of a Restricted Person;

(iii)	owns or controls, or is or becomes an Affiliate of, a Restricted Person;

(iv)	has a Restricted Person serving as a director, officer or an employee; or

(v)	has received notice or is aware of any claim, action, suit, proceedings or investigations against any of them with respect of Sanctions.

9.13
Anti-Money Laundering and other Laws. The Guarantor and each other Obligor is not in breach of Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws and each Obligor has instituted and maintained systems, controls, policies and procedures designed to:

(i)	prevent and detect incidences of bribery and corruption, money-laundering and terrorism financing; and

(ii)	promote and achieve compliance with Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and Business Ethics Laws.

9.14
Choice of law. The choice of governing law as stated in this Guarantee or each other Leasing Document to which the Guarantor is a party and the agreement by the relevant parties thereto to refer disputes to the relevant courts or tribunals as stated in such document are valid and binding against such parties.

9.15
Pari passu. The obligations of the Guarantor under this Guarantee and each other Leasing Document to which Guarantor is a party, are the direct, general and unconditional obligations of the Guarantor and rank at least pari passu with all other present and future unsecured and unsubordinated creditors of it save for any obligation which is mandatorily preferred by law and not by virtue of any contract.

9.16	Provisions of Leasing Documents. The Guarantor is fully familiar with and agrees with all provisions of the Leasing Documents to which the Bareboat Charterer is a party.

9.17
No waiver.  No oral or written statement has been made to the Guarantor by or on behalf of the Owner which could be construed as a waiver of any provisions of this Guarantee or a statement of intention not to enforce this Guarantee in accordance with its terms.

10	UNDERTAKINGS

10.1
General. The Guarantor undertakes with the Owner to comply with the following provisions of this Clause 10 (Undertakings) at all times during the Security Period, except as the Owner may otherwise permit.

10.2
Information provided to be accurate. All financial and other information which is provided in writing by or on behalf of the Guarantor under or in connection with this Guarantee will be true and not misleading and will not omit any material fact or consideration.

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10.3	Provision of financial statements. The Guarantor will send to the Owner:

(a)	as soon as possible, but in no event later than one hundred and eighty (180) days after the end of each financial year of the Guarantor, the audited annual financial statements of the Guarantor; and

(b)	as soon as possible, but in no event later than ninety {90) days after the end of each half year of the Guarantor, the unaudited semi-annual financial statements of the Guarantor.

10.4	Form of financial statements. All accounts (audited and unaudited) delivered under Clause 10.3 (Provision of financial statements) will:

(a)	be prepared in accordance with all applicable laws and generally accepted accounting principles consistently applied;

(b)
give a true and fair view of (if audited) or fairly representing (if unaudited) the state of affairs of the Guarantor at the date of those accounts and of their profit for the period to which those accounts relate;

(c)	fully disclose or provide for all significant liabilities of the Guarantor and its subsidiaries; and

(d)	if not in the English language, be accompanied by an English translation duly certified as to its correctness.

10.5
Shareholder and creditor notices. The Guarantor will, after the occurrence of a Termination Event or a Potential Termination Event, provide the Owner copies of all notices and minutes relating to any of its extraordinary shareholders’ meeting which are despatched to the Guarantor’s shareholders or creditors or any class of them.

10.6	Consents. The Guarantor will maintain in force and promptly obtain or renew, and will, upon the request of the Owner, promptly send certified copies to the Owner of, all consents required:

(a)	for the Guarantor to perform its obligations under this Guarantee and any other Leasing Document to which it is a party; and

(b)	for the validity or enforceability of this Guarantee and any other Leasing Document to which it is a party,

and the Guarantor will comply with the terms of all such consents.

10.7	Maintenance of Security Interests. The Guarantor will:

(a)	at its own cost, do all that it reasonably can to ensure that any Leasing Document to which it is a party validly creates the obligations and the Security Interests which it purports to create; and

(b)
without limiting the generality of paragraph (a) above, at its own cost, promptly register, file, record or enrol any Leasing Document to which it is a party with any court or authority in all Relevant Jurisdictions, pay any stamp duty, registration or similar tax in all Relevant Jurisdictions in respect of any Leasing Document to which it is a party, give any notice or take any other step which, is or has become necessary or desirable for any such Leasing Document to which it is a party to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

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10.8
Notification of litigation. The Guarantor will provide, and will procure that each other Obligor (other than the Third Party Manager) and will use their best endeavours to procure that the Third Party Manager provides, the Owner, prior to the occurrence of a Termination Event, at the Owner’s reasonable request and after the occurrence of a Termination Event, from time to time, with details of any legal, arbitral or administrative action, proceedings or investigations involving the Guarantor or such other Obliger as soon as such action is instituted or it becomes apparent to the Guarantor that it is likely to be instituted.

10.9	Notification of default. The Guarantor will notify the Owner as soon as practicable the Guarantor has become aware of:

(a)	the occurrence of a Termination Event or a Potential Termination Event; or

(b)	any matter which indicates that a Termination Event or a Potential Termination Event may have occurred,

and will thereafter keep the Owner fully up-to-date with all developments.

10.10	Maintenance of status. The Guarantor will maintain its separate corporate existence as a corporation and remain in good standing under the laws of the Republic of the Marshall Islands.

10.11
Negative Pledge. The Guarantor shall procure that the Bareboat Charterer will not, create, assume or permit to exist any Security Interest of any kind over any of the Bareboat Charterer’s assets present or future except for Permitted Security Interests.

10.12
Pari passu. The Guarantor shall procure that its liabilities under this Guarantee will rank at least pari passu with all its other present and future unsecured liabilities, except for liabilities which are mandatorily preferred by law.

10.13	No disposal of assets, change of business. The Guarantor:

(a)	shall not make any substantial change to the nature of its business or its corporate structure from that existing at the date of this Guarantee; and

(b)
shall procure that the Bareboat Charterer will not sell, transfer, lease (other than in relation to the chartering of the Vessel under an Approved Sub-charter) or otherwise dispose any of its assets, whether by one transaction or a number of transactions, whether related or not, except in the usual course of its trading operations.

10.14
No payment of dividend. The Guarantor shall not declare, make or pay, and shall procure that the Bareboat Charterer will not declare, make or pay, any dividend or other distribution (or interest on any unpaid dividend or other distribution) (whether in cash or in kind) on or in respect of its authorised and issued shares (including any class of its share) following the occurrence of a Termination Event which is continuing or which would result in a Termination Event.

10.15
No merger etc. The Guarantor shall not, and shall procure that no other Obligor will, enter into any form of merger, demerger, sub-division, amalgamation or other reorganisation, consolidation, corporate reconstruction or change of ownership.

10.16
Sanctions. The Guarantor shall comply, and shall procure that each other Obligor complies, with all laws and regulations in respect of Sanctions, and in particular, they shall and shall procure that each of the other Obligors implement and maintain in effect policies and procedures designed to promote and ensure compliance by them and their respective directors, officers and employees with Sanctions laws and regulations implemented from time to time.

10.17	Compliance with Anti-Money Laundering Laws and other Laws.

The Guarantor:

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(a)
shall, and shall procure that each other Obligor will, promptly notify the Owner in writing immediately upon being aware of any non-compliance, by any of its respective officers, directors, employees, consultants, agents or intermediaries, with any laws and regulations relating to Sanctions, Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and/or Business Ethics Laws, whereupon it shall, and shall procure that each other Obligor take all necessary steps to dismiss and remove such officer, director, employee, consultant, agent or intermediary with immediate effect; and

(b)	shall, and shall procure that each other Obligor shall:

(i)	comply with all Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and Business Ethics Laws; and

(ii)
maintain systems, controls, policies and procedures designed to promote and ensure ongoing compliance by it and its respective directors, officers and employees with Anti-Money Laundering Laws, Anti-Terrorism Financing Laws and Business Ethics Laws; and

(c)
procure the Bareboat Charterer not use, or permit or authorise any person to directly or indirectly use the Purchase Price or lend, invest, contribute or otherwise make available the Purchase Price to or for any other person for any purpose or otherwise in a manner which would result in a violation of Anti-Money Laundering Laws, Anti-Terrorism Financing Laws or Business Ethics Laws.

10.18
FATCA. The Guarantor shall not, and shall procure that the Bareboat Charterer will not become a US Tax Obligor, and they have not established a place of business in the United Kingdom or the United States of America.

10.19	No change of control. Save for the Owner’s prior written consent, they shall ensure that no Change of Control shall occur.

10.20
Most favoured nation. The Guarantor shall promptly notify the Owner of the terms of any financial covenants given from time to time by the Guarantor or any of its subsidiaries to their banks or other financiers, and if the Owner considers that those terms are more favourable to those banks or financiers than those set out in Clause 11 below, then the Guarantor shall provide amended financial covenants on equivalent terms to those deemed by the Owner to be more favourable and acceptable to the Owner.

11	FINANCIAL COVENANTS

11.1	Financial covenants. The Guarantor shall ensure that, at all times throughout the Security Period:

(a)	Minimum liquidity. an aggregate amount of (a) Cash and (b) Cash Equivalents not less than the higher of:

(i)	US$9,000,000 for a total five (5) Fleet Vessels plus US$500,000 per Fleet Vessel (over and above five (5) Fleet Vessels), if any; and

(ii)	7.5% of the Total Debt.

(b)	Minimum working capital. the Working Capital greater than zero dollars; and

(c)	Minimum Equity Ratio. a Value Adjusted Equity Ratio at a minimum of 35%.

Whereby:

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“Cash” means, at any date of determination under this Guarantee, the aggregate value of the Guarantor and its subsidiaries credit balances on any deposit, savings or current account and cash in hand to which the Guarantor and/or its subsidiaries (as applicable) have free, immediate and direct access but excluding any such credit balances and cash subject to Security Interest (other than Permitted Security Interest) at any time.

“Cash Equivalents” means, at any date of determination under this Guarantee, the aggregate value of the Group’s:

(i)   certificates of deposit of, or overnight bank deposits with, any commercial bank whose short-term securities are rated at least A-2 by Standard and Poor’s Rating Group and P-3 by Moody’s Investor Services, Inc. having maturities of six (6) months or less from the date of acquisition;

(ii)  commercial paper of, or money market accounts or funds with or issued by, an issuer rated at least A-2 by Standard & Poor’s Ratings Group and P-3 by Moody’s Investor Services, Inc. and having an original tenor of six (6) months or less; and

(iii) medium term fixed or floating rate notes of an issuer rated at least AA- by Standard & Poor’s Rating Group and/or Aa3 by Moody’s Investor Services, Inc. at the time of acquisition and having a remaining term of six (6) months or less from the date of acquisition, but excluding any of those assets subject to a Security Interest (other than Permitted Security Interest) at any time;

“Fleet Market Value” means in relation to a Fleet Vessel, the market value of such Fleet Vessel determined by a valuation to be provided by the Guarantor or the Bareboat Charterer and acceptable to the Owner on the basis of a charter-free sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing seller and a willing buyer and at the cost of the Guarantor and the Bareboat Charterer.

“Fleet Vessels” means all of the vessels (including, but not limited to, the Vessel) from time to time wholly owned (whether directly or indirectly) by the Guarantor and, in the singular, means any of them.

“Total Debt” means, at any time during the Security Period, the aggregate amount of the Financial Indebtedness all the members of the Group at that time as shown in the most recent financial reports accounts delivered or to have been delivered to the Owner pursuant to Clause 10.3 (Provision of financial statements).

“Value Adjusted Equity Ratio” means the amount of the Guarantor’s total shareholders’ equity as reflected in the most recent financial reports accounts delivered or to have been delivered to the Owner pursuant to Clause 10.3 (Provision of financial statements) adjusted by the difference between the Fleet Market Value and the book value of the Fleet Vessels divided by market value adjusted total assets, as evidenced by the most recent financial reports accounts delivered or to have been delivered to the Owner pursuant to Clause 10.3 (Provision of financial statements).

“Working Capital” means the consolidated current assets minus the consolidated current liabilities {next year’s instalment on long-tern’\ debt and subordinated shareholder loans shall be excluded from the current liabilities).

11.2	Compliance Certificate.

(a)	The Guarantor shall supply to the Owner, a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 11.1 (Financial covenants) together with:

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(i)	the audited annual financial statements of the Guarantor to be provided to the Owner in accordance with Clause 10.3(a) (Provision of financial statements); and/or

(ii)	the unaudited semi-annual financial statements of the Guarantor to be provided to the Owner in accordance with Clause 10.3(b) (Provision of financial statements).

(b)	Each Compliance Certificate shall be signed by an officer of the Guarantor.

12	JUDGMENTS AND CURRENCY INDEMNITY

12.1	Judgments relating to Leasing Documents. This Guarantee shall cover any amount payable by the Bareboat Charterer under or in connection with any judgment relating to any Leasing Document.

12.2
Currency indemnity. If any sum (a “Sum”) due from the Guarantor to the Owner under this Guarantee or under any order, award or judgment given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(a)          making or filing a claim or proof against the Guarantor; or

obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Guarantor shall, as an independent obligation, on demand, indemnify the Owner against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

13	SET-OFF

13.1	Application of credit balances. The Owner may, following the occurrence of a Termination Event which is continuing, without prior notice:

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of the Guarantor at any office in any country of either an Affiliate of the Owner or the Owner’s Financiers in or towards satisfaction of any sum then due from the Guarantor to the Owner under this Guarantee and any other Leasing Document; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a credit balance of the Guarantor;

(ii)	convert or translate all or any part of any credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to any credit balance which the Owner considers appropriate.

13.2
Existing rights unaffected. The Owner shall not be obliged to exercise any of its rights under Clause 13.1(Application of credit balances); and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which the Owner is entitled (whether under the general law or any document).

14	SUPPLEMENTAL

14.1	Continuing guarantee. This Guarantee shall remain in force as a continuing security at all times from the date of this Guarantee up to the last day of the Security Period.

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14.2
Rights cumulative, non-exclusive. The Owner’s rights under and in connection with this Guarantee are cumulative, may be exercised as often as appears expedient and shall not be taken to exclude or limit any right or remedy conferred by law.

14.3
No impairment of rights under Guarantee. If the Owner omits to exercise, delays in exercising or invalidly exercises any of its rights under this Guarantee, that shall not impair that or any other right of the Owner under this Guarantee.

14.4
Severability of provisions. If any provision of this Guarantee is or subsequently becomes void, illegal, unenforceable or otherwise invalid, that shall not affect the validity, legality or enforceability of its other provisions.

14.5
Guarantee not affected by other security. This Guarantee shall not impair, nor be impaired by, any other guarantee, any Security Interest or any right of set-off or netting or to combine accounts which the Owner may now or later hold in connection with the Leasing Documents.

14.6	Guarantor bound by Bareboat Charter. The Guarantor is fully familiar with, and agrees to all the provisions of the Bareboat Charter and the other Leasing Documents to which it is not a party.

14.7
Applicability of provisions of Guarantee to other Security Interests. Any Security Interest which the Guarantor creates (whether at the time at which it signs this Guarantee or at any later time) to secure any liability under this Guarantee shall be a principal and independent security, and Clauses 3 (Liability as principal and independent debtor) and 17 (Invalidity of Leasing Documents) shall, with any necessary modifications, apply to it, notwithstanding that the document creating the Security Interest neither describes it as a principal or independent security nor includes provisions similar to Clauses 3 (Liability as principal and independent debtor) and 17 (Invalidity of Leasing Documents).

14.8
Applicability of provisions of Guarantee to other rights. Clauses 3 (Liability as principal and independent debtor) and 17 (Invalidity of Leasing Documents) shall also apply to any right of set-off or netting or to combine accounts which the Guarantor creates by an agreement entered into at the time of this Guarantee or at any later time (notwithstanding that the agreement does not include provisions similar to Clauses 3 (Liability as principal and independent debtor) and 17 (Invalidity of Leasing Documents)), being an agreement referring to this Guarantee.

14.9	Third party rights. A person who is not a party to this Guarantee has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Guarantee.

14.10	Counterpart. This Guarantee may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Guarantee.

14.11
Immunity. The Guarantor waives any rights of sovereign immunity which it or any of its assets may enjoy in any jurisdiction and subjects itself to civil and commercial law with respect to their obligations under this Guarantee.

14.12	FATCA Information.

(a)	Subject to paragraph (c) below, each Party shall, within ten (10) Business Days of a reasonable request by the other Party:

(i)	confirm to the other Party whether it is:

(A)	a FATCA Exempt Party; or

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(B)	not a FATCA Exempt Party; and

(ii)
supply to the other Party such forms, documentation and other information relating to its status under FATCA (including its applicable “passthru payment percentage” or other information required under the US Treasury Regulations or other official guidance including intergovernmental agreements) as the other Party reasonably requests for the purposes of the other Party’s compliance with FATCA.

(b)
If a Party confirms to the other Party pursuant to paragraph 14.12(a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify the other Party reasonably promptly.

(c)	Paragraph (a) above shall not oblige any Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then such Party shall be treated for the purposes of the Leasing Documents (and payments under it) as if it is not a FATCA Exempt Party until such time as the Party in question provides the requested confirmation, forms, documentation or other information.

15	ASSIGNMENT

15.1	Assignment or transfer Guarantor. The Guarantor shall not assign any of its rights or transfer by novation of its rights and obligations under this Guarantee.

15.2	Assignment by Owner. The Owner may assign or transfer its rights under and in connection with this Guarantee to the same extent as it may do so under the Bareboat Charter.

16	NOTICES

16.1
Notices. Any notice, certificate, demand or other communication to be served, given made or sent under or in relation to this Guarantee shall be in English and in writing and (without prejudice to any other valid method or giving making or sending the same) shall be deemed sufficiently given or made or sent if sent by registered post, fax or by email to the following respective addresses:

(A)	to the Owner:	c/o Jiangsu Financial Leasing Co., Ltd. Address: 9/F, No.1 Building, No.99 East Jialingjiang Street, Nanjing, Jiangsu Province, P.R. China Attention: ZHANG Xinhang/TENG Huaigang Email: /

(B)	to the Guarantor:	c/o Performance Shipping Management Inc. Address: 373 Syngrou Ave. & 2-4 Ymittou str. 17564, Palaio Faliro, Athens, Greece Email:
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or, if a party hereto changes its address or fax number, to such other address or fax number as that party may notify to the other.

16.2
Any such communication shall be deemed to have reached the party to whom it was addressed (a)  when delivered (in case of a registered letter), or (b) when actually received in readable form (in case of an email). A notice or other such communication received on a non-working day or after 5.00 p.m. in the place of receipt shall be deemed to be served on the next following working day in such place.

16.3	Validity of demands. A demand under this Guarantee shall be valid notwithstanding that it is served:

(a)	on the date on which the amount to which it relates is payable by the Bareboat Charterer under a Leasing Document;

(b)	at the same time as the service of a Termination Notice under clause 44.2 of the Bareboat Charter;

and a demand under this Guarantee may refer to all amounts payable under or in connection with a Leasing Document without specifying a particular sum or aggregate sum.

17	INVALIDITY OF LEASING DOCUMENTS

17.1	Invalidity of Leasing Documents. In the event of:

(a)
any Leasing Document now being or later becoming, with immediate or retrospective effect, void, illegal, unenforceable or otherwise invalid for any other reason whatsoever, whether of a similar kind or not; or

(b)
without limiting the scope of paragraph (a), a bankruptcy or insolvency of the Bareboat Charterer, the introduction of any law or any other matter resulting in the Bareboat Charterer being discharged from liability under any Leasing Document, or any Leasing Document ceasing to operate (for example, by interest ceasing to accrue), this Guarantee shall cover any amount which would have been or become payable under or in connection with a Leasing Document if such Leasing Document had been and remained entirely valid, legal and enforceable, or such Obliger had not suffered bankruptcy or insolvency, or any combination of such events or circumstances, as the case may be, and such Obligor had remained fully liable under it for liabilities whether invalidly incurred or validly incurred but subsequently retrospectively invalidated; and references in this Guarantee to amounts payable by the Obliger under or in connection with a Leasing Document shall include references to any amount which would have so been or become payable as aforesaid.

18	CONFIDENTIALITY

The Parties agree to keep the terms and conditions of this Guarantee (the “Confidential Information”) strictly confidential, provided that a Party may disclose Confidential Information in the following cases:

(a)	it is already known to the public or becomes available to the public other than through the act or omission of the disclosing Party;

(b)
it is required to be disclosed under the applicable laws of any Relevant Jurisdiction or by a governmental order, decree, regulation or rule, by an order of a court, tribunal or listing exchange of the Relevant Jurisdiction, provided that the disclosing Party shall give written notice of such required disclosure to the other Party prior to the disclosure;

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(c)	in filings with a court or arbitral body in proceedings in which the Confidential Information is relevant and in discovery arising out of such proceedings;

(d)	to any other party to a Leasing Document;

(e)
to (or through) whom a Party assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Leasing Document (as permitted by the terms thereof), provided that such person receiving Confidential Information shall undertake that it would not disclose Confidential Information to any other party save for circumstances arising which are similar to those described under this Clause or such other circumstances as may be permitted by all Parties;

(f)	to any of the following persons on a need to know basis:

(i)	a shareholder or an affiliate of either Party or a party referred to in paragraph (d) (including the employees, officers and directors thereof);

(ii)	professional advisers retained by a disclosing party; or

(iii)	persons advising on, providing or considering the provision of financing to the disclosing party or an affiliate,

provided that the disclosing party shall exercise due diligence to ensure that no such person shall disclose Confidential Information to any other party save for circumstances arising which are similar to those described under this Clause 18 or such other circumstances as may be permitted by all Parties; or

(g)	with the prior written consent of all Parties.

19	INCORPORATION OF BAREBOAT CHARTER PROVISIONS

19.1	The following provisions of the Bareboat Charter apply to this Guarantee as if they were expressly incorporated therein with any necessary modifications:

clause 42 (no waiver of rights); and

clause 51 (no set-off or tax deduction).

19.2
Clause 19.1 (Incorporation of Bareboat Charter provisions) is without prejudice to the application to this Guarantee of any provision of the Bareboat Charter which, by its terms, applies or relates to this Guarantee.

20	GOVERNING LAW AND ARBITRATION

20.1	This Guarantee and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.

20.2
This Guarantee shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Guarantee shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or reenactment thereof save to the extent necessary to give effect to the provisions of this Clause. The seat of the arbitration shall be England, even where the hearing takes place outside England.

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20.3	The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

20.4
The reference shall be to three arbitrators, one to be appointed by each party and the third, subject to the provisions of the LMAA Terms, by the two so appointed. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within 14 calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the 14 days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the 14 days specified in the notice, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both parties as if the arbitrator had been appointed by agreement.

20.5	Nothing herein shall prevent the parties agreeing in writing to vary these provisions to provide for the appointment of a sole arbitrator.

20.6
In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 (or such other sum as the parties may agree) the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced. In cases where the claim or any counterclaim exceeds the sum agreed for the LMAA Small Claims Procedure and neither the claim nor the counterclaim exceeds the sum of US$400,000 (or such other sum as the parties may agree) the parties may further agree that the arbitration shall be conducted in accordance with the LMAA Intermediate Claims Procedure current at the time when the arbitration proceedings and commenced. Where the reference is to three arbitrators the procedure for making appointments shall be in accordance with the procedure for full arbitration stated above.

THIS GUARANTEE has been executed and delivered as a deed on the date stated at the beginning of this Guarantee.

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SCHEDULE 1
FORM OF COMPLIANCE CERTIFICATE

To: HUICAN (TIANJIN} SHIPPING LEASING CO., LTD.

From:
PERFORMANCE SHIPPING INC.

Date:

Dear Sirs

1.	We refer to a guarantee dated (“Guarantee”) issued by us in favour of you.

2.
This is the Compliance Certificate referred to under Clause 11.2 of the Guarantee. Terms defined in the Guarantee have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

3.
We enclose with this certificate a copy of the [audited annual financial statements of the Guarantor for the financial year ended on                    ] / [unaudited semi-annual financial  statements  of  the  Guarantor  for  the  financial  half  year  ended  on                             ].

4.
The accounts referred to in paragraph 3 above (i) have been prepared in accordance with all applicable laws and accounting principles consistently applied, (ii) give a true and fair view of the state of affairs of the Bareboat Charterer, the Guarantor and the Group at the date of the accounts and (iii) fully disclose or provide for all significant liabilities of the Bareboat Charterer, the Guarantor and the Group.

5.
We also enclose copies of the valuations of all the Fleet Vessels which were used in calculating the Fleet Market Value, as at                              and our calculations of the financial covenants set out in Clause 11.1 of the Guarantee.

6.
We represent and warrant that no Termination Event or Potential Termination Event has occurred as at the date of this Compliance Certificate except for the following matter or event (set out all material details or matters or events).

7.	In addition, we confirm compliance with the financial covenants set out in Clause 11.1 of the Guarantee for the 12 months ending as at the date to which the enclosed accounts are prepared.

8.	We certify that, based on the calculations enclosed herein, as at :

(a)	The (a) Cash and (b) Cash Equivalents are ;

(b)	the Working Capital is ; and

(c)	the Value Adjusted Equity Ratio is .

9.	This Compliance Certificate shall be governed by, and construed in accordance with, English law.

Signed:

PERFORMANCE SHIPPING INC.

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EXECUTION PAGE

GUARANTOR

EXECUTED AND DELIVERED AS A DEED	)
for and on behalf of	)
PERFORMANCE SHIPPING INC.	)
acting by Andreas Nikolaos Michalopoulos	)
its attorney-in-fact	)
and witnessed by:	)

/s/ Aikaterini Oikonomea
Witness’ Name: Aikaterini Oikonomea
Witness’ address: 373 Syngras Ave, 17564, Palaio Faliro, Athens Greece

OWNER

EXECUTED AND DELIVERED AS A DEED	)
for and on behalf of	)
HUICAN (TIANJIN) SHIPPING LEASING CO., LTD.	)
acting by	)
its legal representative	)
and witnessed by:	)

Witness’ Name:
Witness’ Address:

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EXECUTION PAGE

GUARANTOR

EXECUTED AND DELIVERED AS A DEED	)
for and on behalf of	)
PERFORMANCE SHIPPING INC.	)
acting by	)
its attorney-in-fact	)
and witnessed by:	)

Witness’ Name:
Witness’ address:

OWNER

EXECUTED AND DELIVERED AS A DEED	)
for and on behalf of	)
HUICAN (TIANJIN) SHIPPING LEASING CO., LTD.	)
acting by	)
its legal representative	)
and witnessed by:	)

/s/ Tao Yanhua
Witness Name: Tao Yanhua
Witness’ Address:

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